Amendment to and Termination of the RTW, Inc. 1994 Stock Plan
On September 20, 2007, the Board of Directors of RTW, Inc. adopted the following resolutions
     WHEREAS, the Company has adopted, and the shareholders have approved the RTW, Inc. 1994 Stock Plan (“1994 Plan’) to permit the Company to grant incentive and non-qualified options to purchase stock, stock appreciation rights, restricted stock and deferred stock to executives, key employees, and non-employee directors of the Company; and
     WHEREAS, the Stock Option Agreements (“Stock Option”) issued under the 1994 Plan incorporate by reference all of the terms of the Plan; and
     WHEREAS, Section 12.2 of the Merger Agreement provides that: (a) each outstanding option shall automatically accelerate and be fully exercisable as of the Effective Time of the Merger (as defined in the Merger Agreement) without regard to any installment exercise thereof; and (b) all outstanding options as of the Effective Time of the Merger, to the extent not exercised immediately prior to the Effective Time, be cancelled in exchange for a cash payment equal to the spread between the exercise price of the option and the Merger Consideration times the number of unexercised options; and
     WHEREAS, Section 5(c) of the 1994 Plan provides, in part, that: (a) notwithstanding anything in the 1994 Plan to the contrary, the Board has the authority and discretion to vary the exercise term of any Stock Option, if such action is deemed to be in the best interests of the Company; and (b) in the event of a merger of the Company, the Committee may, in its discretion, provide for one or more of the following actions: (i) the acceleration of the exercisability of any or all outstanding Stock Options; (ii) the complete termination of the 1994 Plan and cancellation of outstanding Stock Options not exercised prior to a date specified by the Board after a reasonable period of time in which to exercise vested Stock Options prior to the effectiveness of such merger;
     THEREFORE, BE IT RESOLVED, that, pursuant to the authority under Section 5(c) of the 1994 Plan, each Stock Option issued under the 1994 Plan that is outstanding on the Effective Time be and hereby is amended to add the following:
“Notwithstanding anything in the Option Agreement to the contrary, in the event of the merger of the Company and another entity in which substantially all of the shareholders of the Company will receive consideration in a form other than shares of the successor or surviving entity: (a) the Option shall automatically accelerate and be fully exercisable as of the effective time of such merger without regard to any installment exercise thereof; and (b) if this Option is then outstanding on and remains unexercised as to any Shares as of the effective time of the merger, then this Option shall be cancelled as of such effective time and the Optionee shall receive, as the sole and complete consideration for the cancellation of the Option and in lieu of any and all interest in, and right to receive Shares of common stock of the Company or any substitute option or right in the common stock of its successor or survivor following the merger, with respect to all of the Shares subject to such cancelled Option as of the date of such cancellation, cash in an amount equal to the net amount, after applicable tax withholding, of: (i) the product of the excess, if any, of the merger consideration over the exercise price per Share (ii) multiplied by the number of Shares subject to the Option. If the exercise price per Share of this Option equals or exceeds the merger consideration, the cash amount shall be zero, and the Option shall be cancelled without further payment.”
     FURTHER RESOLVED, that immediately upon the Effective Time and the consummation of the transactions contemplated under the Merger Agreement, the 1994 Plan be and hereby is terminated, all outstanding options are cancelled, and no further shares shall remain available for issuance under the 1994 Plan, subject only to the payment as provided for above.